Exhibit 99.1

Investor Contacts:	Tim Schugel / Tony Ishaug
Telephone: (952) 944-5600

DEPARTMENT 56 REPORTS THIRD QUARTER 2002 RESULTS;

Maintains 2002 EPS Outlook of $2.00 to $2.10

October 23, 2002 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported revenue and earnings for the third quarter and nine months ended September 28, 2002.

Revenues for the third quarter of $58.6 million were down 3% compared to $60.1 million in 2001. Revenues for the first nine months of $150.9 million were up 4% compared to $144.4 million in 2001.

Net income for the third quarter of 2002 was $9.0 million or $0.69 per share compared to $6.5 million or $0.50 per share in the prior year. Net income for the first nine months of 2002, before the cumulative effect of adopting SFAS No. 142, was $23.8 million or $1.81 per share compared to $13.1 million or $1.01 per share in the prior year.

Three significant items affect the comparability of the Company’s earnings during the first nine months of 2002 with those of 2001. First, as previously reported, the Company recorded $5.4 million of other income during the first quarter of 2002 in connection with the settlement of litigation involving its information systems. Second, the Company stopped amortizing goodwill and other intangibles with indefinite lives as of the beginning of 2002 with the adoption of SFAS No. 142. Third, the Company recorded a $3.0 million pre-tax charge for the impairment of a minority interest investment during the third quarter of 2001.

Net income for the third quarter of 2002 decreased 6% when compared to $9.6 million ($0.74 per share) for the third quarter of 2001 adjusted to exclude goodwill and trademark amortization and the impairment charge.

Net income for the first nine months of 2002, adjusted to exclude the benefit of the litigation settlement, was $20.3 million ($1.55 per share), an increase of 10% when compared to 2001 results for the same period of $18.5 million ($1.44 per share) adjusted to exclude goodwill and trademark amortization and the impairment charge.

Wholesale Customer Orders

Wholesale customer orders during the third quarter of $20.1 million were up approximately 2% relative to orders of $19.7 million in the third quarter of 2001. Orders for the first nine months of 2002 were $176.0 million compared to $176.4 million of orders taken in the first nine months of 2001.

For the third quarter of 2002, orders for the Company’s Village Series products of $7.7 million were down 4% compared to $8.0 million in the prior year, while orders for General Giftware products were up 6% to $12.4 million from $11.7 million a year ago. For the first nine months of 2002, orders for Village Series products of $103.5 million were down 4% compared to $107.6 million in the prior year, while orders for General Giftware products of $72.5 million were up 5% from $68.8 million.

“We are pleased with our performance during the third quarter,” commented Susan Engel, Chairwoman and Chief Executive Officer. “The slow economy and weak retail environment has concerned us all year and will continue to do so during the fourth quarter, particularly as our results are more heavily dependent upon on our retail segment during this period. Nevertheless, we are confident that our positioning of Department 56 as a year-round celebrations company and the strength of our growth platforms will provide renewed growth in the future.”

Department 56 continues to execute its key growth strategies to help individuals and families find more creative and exciting ways to celebrate holidays and special days, wherever they shop. During the quarter, the Company made the following progress in executing these strategies:

•                                            Product lines under the Company’s new Simple Traditions™ brand received nation-wide distribution in Kohl’s® and Lowe’s®. This is an important first step in the Company’s efforts to compete in the growing mid-tier channel with product that is geared specifically for this channel and does not compete with its core Department 56 product for the gift and specialty market.

•                                            In support of its strategy to add more seasons to its kiosk business, the Company opened over 300 Geppeddo kiosks at the beginning of October, a month earlier than normal, to promote and sell Halloween products. The Company also finalized plans to operate over 410 Geppeddo locations for the Christmas selling season beginning in November. This compares with the 359 locations operated during the 2001 Christmas selling season.

•                                            In addition, the Company opened 11 of its planned 20 Holidays by Department 56 seasonal stores during the third quarter, with the balance opening throughout October and the beginning of November. This compares with the ten seasonal stores operated during 2001. The Company is also planning to add two to three year-round Department 56 stores in 2003 in tourist locations that are void of significant distribution of the Company’s products.

•                                            Time to Celebrate™, the Company’s new party plan division, recruited its first independent sales consultants and hosted its first home parties. Initial results met early expectations.

Third Quarter and Year-to-Date Highlights

Third quarter wholesale revenues were down 3% to $56.9 million from $58.5 million in the third quarter of 2001. For the nine-month period, wholesale revenues were up 1% to $142.9 million from $141.5 million in 2001. The decrease in wholesale revenues for the third quarter was principally due to additional revenue received last year from the Company’s 25th Anniversary Celebration, partially offset by the effect of a $1.0 million reduction in the provision for sales returns and credits resulting from a continued favorable experience of lower product return levels. During the second quarter of 2002, the Company recorded a similar $1.0 million reduction in the provision for sales returns and credits.

For the third quarter of 2002, wholesale revenues for Village products were $31.0 million compared to $34.5 million in the prior year, and General Giftware revenues were $25.9 million compared to $24.0 million. For the first nine months of 2002, wholesale revenues for Village products were $83.3 million compared to $88.4 million in the prior year, and General Giftware revenues were $59.6 million compared to $53.1 million.

Retail revenues were $1.6 million during the third quarters of both 2002 and 2001. Retail revenues for the nine-month period of 2002 were $8.0 million compared to $2.9 million in the prior year. Retail revenues for 2002 benefited from the addition of ten seasonal stores and 359 seasonal kiosks during the latter part of 2001 that were open during January 2002, as well as the first quarter results of one of its year-round stores that was opened in the second quarter of 2001. The Company’s retail operations historically generate losses from operations in the first three quarters of the Company’s fiscal year and income from operations during the fourth quarter.

Gross margin as a percentage of sales was 52.4% for the third quarter compared to 54.9% in the third quarter of 2001. The decrease in third quarter gross margins was principally due to a shift in the mix of wholesale product shipments within and between product lines, partially offset by reduced sales returns and credits. For the nine-month period, gross margins of 54.9% were down compared to 55.5% in the prior year. The decrease in the gross margin rate for the first nine months of 2002 was principally due to the mix shift in wholesale product shipments, partially offset by the increase in retail sales (which provide higher gross margins) and reduced sales returns and credits. Retail sales represented 5% of sales in the first nine months of 2002 compared to 2% in the first nine months of 2001. Management anticipates full-year fiscal 2002 gross margin as a percentage of sales to slightly exceed fiscal 2001 levels.

Selling, General and Administrative expenses for the quarter were $15.5 million, or 27% of sales, compared to $16.6 million, or 28% of sales in the third quarter of 2001. The decrease in SG&A for the third quarter was primarily the result of non-recurring expenses related to the Company’s 25th Anniversary Celebration in 2001, cost control initiatives in the Company’s wholesale segment and decreased depreciation expense, partially offset by increased retail operations (which have higher selling, general and administrative expenses as a percent of sales than wholesale operations). For the nine-month period, SG&A represented 32% of sales, or $48.2 million, compared to $46.7 million, or 32% of sales in the prior year. The increase in SG&A for the first nine months was principally due to the increase in retail operations, partially offset by the non-recurring expenses related to the Company’s 25th Anniversary Celebration in 2001, wholesale cost control initiatives and decreased depreciation expense.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter was $16.1 million compared to $17.9 million in the prior year, excluding the impairment charge noted above. EBITDA for the first nine months, excluding the benefit of the litigation settlement, was $38.3 million compared to $38.0 million in the prior year, excluding the impairment charge.

Interest expense for the quarter was $0.8 million compared to $1.7 million in the prior year. For the nine-month period, interest expense was $2.7 million compared to $5.6 million in the prior year. The decrease in interest expense over the comparable periods resulted from a lower interest rate environment, as well as a decrease in the amount of term debt outstanding. The Company pre-paid $30 million of its term debt in May of 2002.

The Company’s income tax rate for the third quarter and first nine months of 2002 was 36%, compared to a rate of 38% in the third quarter and first nine months of 2001. The change in the income tax rate reflects the change in accounting for goodwill and other intangible assets previously reported.

Accounts receivable as of the end of the third quarter were $95.5 million compared to $88.6 million at the end of the third quarter of last year. The increase in accounts receivable is principally due to an increase in the amount of sales qualifying for extended dating terms as well as the decreases in the allowance for sales returns and credits noted above. Inventories were $21.6 million as of the end of the quarter compared to $19.0 million a year ago. The increase in inventories is principally due to the planned increase in the Company’s seasonal retail locations, which open during early fourth quarter.

Capital Expenditures in the third quarter and first nine months were $0.5 million and $1.3 million, respectively. As previously reported, management expects full-year total capital expenditures to be in line with historical levels of 1% to 2% of annual revenues.

Fiscal 2002 Outlook

Department 56 today also reaffirmed that management expectations for full-year fiscal 2002 earnings per share are in the range of $2.00 to $2.10, excluding the cumulative effect of adopting SFAS No. 142.

External Developments

Department 56 imports the majority of its products from manufacturers in the Pacific Rim through shipments primarily received via ports in California, Oregon and Washington. These shipments are handled by shipping, stevedore and terminal companies represented by the Pacific Maritime Association (PMA) and longshoremen, marine clerks, walking bosses and foremen represented by the International Longshore and Warehouse Union (ILWU). The previous labor contract between the PMA and ILWU expired on July 1, 2002. Following a series of 24-hour contract extensions, negotiation between the parties broke down and a lockout ensued on September 27, shutting down the West Coast ports for 11 days. On October 8, a federal judge issued an injunction under the Taft-Hartley Act, allowing the ports to be reopened. The injunction imposed an 80-day cooling-off period beginning as of the date of the injunction and ending December 26, 2002, during which the full terms of the previous labor contract are reinstated and the parties are directed to continue contract negotiations with federal mediators. In the event that a contract is not signed by the end of the 80-day period (and absent Congress passing new legislation preventing labor disputes of this kind from occurring), both the ILWU and the PMA would be free to resume all economic activities they choose, including strikes, slowdowns and lockouts.

This 11-day lockout has caused a delay in the delivery of existing shipments to the Company’s distribution center. The lockout further created a backlog of new shipments from the Pacific Rim across many companies and industries, making it difficult to obtain cargo containers and space on vessels. At this time, the Company is optimistic that these delays will not have an impact on its earnings guidance above; however, the ultimate extent of the delays and their impact on the Company’s business by the lockout has yet to be determined.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments — holidays, special days, every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the company designs and develops festive assortments with the highest principles of quality and creativity. Department 56 also offers Geppeddo brand dolls, doll accessories and plush items.

Department 56 sells products through several channels: wholesale customers who operate approximately 13,600 gift, specialty and department store locations in the United States and Canada, international distributors, three company-operated retail stores and approximately 430 company-operated seasonal stores and kiosks throughout the United States.

Investors will have the opportunity to listen to the Company’s October 24 conference call over the Internet at www.companyboardroom.com. To listen to the live call, please go to the web site prior to the 9:00 a.m. EST call. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2001 dated March 28, 2002 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

# Financial Tables Follow #

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

Unaudited

ASSETS

	September 28, 2002	December 29, 2001	September 29, 2001
CURRENT ASSETS:
Cash and cash equivalents	$3,535	$48,088	$249
Accounts receivable, net	95,521	23,584	88,611
Inventories	21,550	11,151	19,002
Other current assets	10,213	11,328	10,087
Total current assets	130,819	94,151	117,949

PROPERTY AND EQUIPMENT, net	21,519	29,749	30,657
GOODWILL, TRADEMARKS AND OTHER, net	60,118	153,963	155,163
OTHER ASSETS	2,165	1,958	2,076
	$214,621	$279,821	$305,845

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$2,235	$900	$900
Borrowings on revolving credit agreement	36,000	—	31,000
Accounts payable	10,527	10,811	7,073
Other current liabilities	20,049	19,546	22,810
Total current liabilities	68,811	31,257	61,783

DEFERRED TAXES	5,409	7,717	6,176
LONG-TERM DEBT	51,765	84,100	84,100
STOCKHOLDERS’ EQUITY	88,636	156,747	153,786
	$214,621	$279,821	$305,845

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

Unaudited

	Quarter Ended		39 Weeks Ended
	Sept. 28, 2002	Sept. 29, 2001	Sept. 28, 2002	Sept. 29, 2001
NET SALES	$58,562	$60,129	$150,911	$144,423
COST OF SALES	27,869	27,107	68,126	64,309

Gross Profit	30,693	33,022	82,785	80,114

Selling, general and administrative expenses	15,519	16,551	48,175	46,704
Amortization of goodwill, trademarks and other	58	1,290	190	3,938

INCOME FROM OPERATIONS	15,116	15,181	34,420	29,472

Interest expense	761	1,694	2,657	5,643
Litigation settlement	—	—	(5,388)	—
Other, net	233	3,006	(21)	2,749

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	14,122	10,481	37,172	21,080

INCOME TAX PROVISION	5,084	3,983	13,382	8,010

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	9,038	6,498	23,790	13,070

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	(93,654)	—

NET INCOME (LOSS)	$9,038	$6,498	$(69,864)	$13,070

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE — BASIC	$0.69	$0.50	$1.83	$1.02

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	(7.22)	—

NET INCOME (LOSS) PER SHARE — BASIC	$0.69	$0.50	$(5.39)	$1.02

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE — ASSUMING DILUTION	$0.69	$0.50	$1.81	$1.01

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	(7.13)	—

NET INCOME (LOSS) PER SHARE — ASSUMING DILUTION	$0.69	$0.50	$(5.32)	$1.01

WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	13,044	12,887	12,972	12,872

WEIGHTED AVERAGE SHARES OUTSTANDING — ASSUMING DILUTION	13,181	12,916	13,139	12,906

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION

(In thousands)

Unaudited

	Quarter Ended		39 Weeks Ended
	Sept. 28, 2002	Sept. 29, 2001	Sept. 28, 2002	Sept. 29, 2001
Wholesale:
NET SALES	$56,916	$58,505	$142,909	$141,501
INCOME FROM OPERATIONS	25,615	27,985	65,196	65,189

Retail:
NET SALES	1,646	1,624	8,002	2,922
LOSS FROM OPERATIONS	(1,998)	(373)	(4,794)	(1,211)

Other —
LOSS FROM OPERATIONS	(8,501)	(12,431)	(25,982)	(34,506)

Consolidated:
NET SALES	58,562	60,129	150,911	144,423
INCOME FROM OPERATIONS	15,116	15,181	34,420	29,472

The Company has two reportable segments — wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company’s chief executive officer (the “CEO”) currently reviews the results of these operations.  Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations which are classified below income from operations are also not allocated by segment.  In addition, the Company does not account for or report assets, capital expenditures or depreciation and amortization by segment.  All transactions between operating segments have been eliminated and are not included in the table above.